Exhibit 99.1

PCSB Financial Corporation Announces Date of Annual Meeting of Stockholders

Yorktown Heights, New York; August 17, 2017 – PCSB Financial Corporation (NASDAQ: PCSB), parent of PCSB Bank, today announced that it will hold its 2017 Annual Meeting of Stockholders on Wednesday, November 15, 2017.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered stock savings bank and has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

Contact:

Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272